UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-0060 Expires: April 30, 2006 Estimated average burden hours per response. . 5.0
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	April 10, 2008

TRIMAS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-10716	38-2687639
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan		48304
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code		(248) 631-5400

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On April 10, 2008, E.R. “Skip” Autry resigned as Chief Financial Officer of TriMas Corporation (the “Company”).   Mr. Autry, who is departing effective April 11, 2008 to pursue other opportunities, has agreed to provide transition assistance and related financial advice for up to 60 days following the end of his employment.  In connection with his resignation, Mr. Autry entered into an agreement that provides certain severance benefits.  Effective April 11, 2008, Robert J. Zalupski, Vice President, Finance and Treasurer, will act in the capacity of chief accounting officer and assume Mr. Autry’s duties.  Information concerning Mr. Zalupski’s background is set forth in the section titled “Directors and Executive Officers” of the Company’s Definitive Statement pursuant to Section 14A filed on April 4, 2008.  The Company has commenced its search for a Chief Financial Officer and will announce a successor when this process is completed.

The separation agreement dated April 10, 2008 (“Separation Agreement”) entered into by Mr. Autry and the Company provides: (a) 12 months of  Mr. Autry’s annual base salary, less applicable taxes and withholdings and paid in accordance with the Company’s payroll schedule over 12 months; (b) coverage under the Company’s group health, dental and prescription benefit plans, with the Company reimbursing the premium for up to 12 months; and (c) a $60,000 consulting fee in consideration for Mr. Autry providing transition assistance and related financial advice, as may be requested by the Company, for up to 60 days following the effective date of his resignation.  As a condition to receiving these severance payments, the Separation Agreement provides for a customary release of claims and a 12 month non-competition and non-solicitation covenant.

The description of the Separation Agreement is qualified in its entirety by the copy that is filed as Exhibit 10.1 to this report.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.  The following exhibits are filed herewith:

Exhibit No.	Description

10.1	The Separation Agreement dated April 10, 2008 between TriMas Corporation and E.R. “Skip” Autry.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIMAS CORPORATION

Date:	April 10, 2008	By:	/s/ Joshua A. Sherbin
		Name:	Joshua A. Sherbin
		Title:	General Counsel and Secretary